Exhibit 10.12

RUMBLE INC.

July 26, 2021

BY ELECTRONIC MAIL
Tyler Hughes

Dear Tyler,

On behalf of Rumble Inc., an Ontario corporation (the “Company”), this letter agreement (this “Agreement”) sets forth the general terms and conditions of your employment.

1. Commencement Date. Your employment with the Company will commence on August 16, 2021 (the “Commencement Date”).

2. Title and Duties. In connection with your employment with the Company, you will serve as the Chief Operating Officer of the Company and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Chief Executive Officer of the Company (the “CEO”). You will report directly to the CEO. You also agree to serve as an officer and/or director of the Company, in each case without additional compensation, as may be requested by the Company from time to time.

3. Principal Place of Employment. As a result of the ongoing pandemic and the guidance of Public Health Authorities in Ontario and across Canada, upon commencement of your employment, you will work remotely, from home, or a hybrid of work in office and at home. Any remote working arrangements are, at all times, subject to the discretion of the Company. You understand and agree that a change in work location, including a relocation of the Company, will not constitute a fundamental alteration to the terms and conditions of your employment, or to a termination of your employment under this Agreement.

4. Conduct During Employment. In connection with your employment with the Company, you agree to observe and comply in all material respects with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental and/or regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation, without the prior written approval of the Company.

5. Base Salary. Your annual base salary will be CAD$604,000, less required deductions, and will be payable in accordance with the Company’s regular payroll practices (the “Annual Salary”). In the event that your salary changes during the course of your employment, your most current salary shall be deemed to be the Annual Salary for the purpose of this Agreement.

6. Stock Options. On the Commencement Date, you will be granted an option to purchase 19 Class B common shares of the Company’s capital with an exercise price of US$41,229.26 per Class B common share (the “Commencement Options”). Subject to your continued employment with the Company through the earliest of (i) the date on which any equity securities of Company or any of its affiliates (including an acquirer of Company by way of an acquisition by a special purposes acquisition company) are publicly-traded on a Canadian or U.S. securities exchange, (ii) the date on which a Liquidity Event (as defined in the Company’s Stock Option Plan (the “Option Plan”)) is completed, and (iii) 365 days after the Commencement Date (the earliest being, the “Option Vesting Date”), 100% of the Commencement Options shall vest and become exercisable on the Option Vesting Date. In the event your employment with the Company ends (whether lawfully, unlawfully, with or without just cause/willful misconduct, or in breach of contract), the Commencement Options shall only vest and become exercisable on the Option Vesting Date if the Option Vesting Date occurs on or before the Termination Date, as defined below. For the purposes of this provision, the “Termination Date” shall be the later of: (a) the last day on which you perform active service for the Company; and (b) the end of only such minimum period of notice of termination, if any, that may be required by the Employment Standards Act, 2000, as may be amended or replaced from time to time (the “ESA”). . In the event the Option Vesting Date does not occur on or before the Termination Date, the Commencement Options shall immediately terminate and be of no force or effect. You hereby acknowledge that you shall not be entitled to any compensation, or have any claim to damages, for the loss of any rights or benefits related to the Commencement Options under this Agreement, or any replacement or successor agreement, following the Termination Date. For greater clarity, if a court were ever to award you common law reasonable notice, except for only such minimum entitlements as may be required by the ESA, any payment in lieu of common law reasonable notice shall be calculated excluding the Commencement Options. Except as otherwise set out in this Agreement, the Commencement Options will be subject to the terms and conditions of the Option Plan and an option agreement evidencing such award. Where the terms of this Agreement differ from the terms and conditions of the applicable Option Plan and option agreement, the provisions of this Agreement shall govern. For the sake of clarity, where the Option Vesting Date occurs on or before the Termination Date, the Commencement Options shall be exercisable in accordance with the terms and conditions of the Option Plan and option agreement.

7. Relocation Reimbursement. The Company is prepared to reimburse you for reasonable expenses incurred in connection with your relocation to Toronto, Ontario, up to a maximum of US$20,000, inclusive of taxes. To receive any applicable reimbursement you must submit to the Company paid receipts that substantiate the expenses claimed for reimbursement.

8. Benefits. You will be eligible to participate in health, insurance and other benefits provided to other similarly situated Ontario-based employees of the Company. The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time. Entitlement to, and eligibility for, benefits will be determined in accordance with the plan documents as they may be adopted or amended from time to time. The Company’s sole obligation in respect of your benefits is the payment of premiums, if any, associated with this benefit coverage.

9. Vacation. You will be entitled to 4 weeks of paid vacation per calendar year, prorated for partial years of employment. Subject to the ESA, vacation must be taken in the year in which it is accrued, and cannot be rolled over into subsequent calendar years.

10. Termination. Your employment under this Agreement can be terminated by you or the Company on the following terms:

a.	You can voluntarily terminate your employment with the Company upon providing the Company with six (6) weeks’ notice of your resignation. You acknowledge that the Company will suffer damages by your failure to provide at least the notice specified herein.

b.	The Company has the right to terminate your employment under this Agreement without notice or pay in lieu thereof, or severance pay, in accordance with the ESA, in the event you engage in willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company (“Misconduct”). In the event your employment is terminated in accordance with this provision, you will be paid any outstanding wages, including any vacation pay owed to you, as of the date of termination.

c.	In the absence of Misconduct, the Company may, at its sole discretion, terminate your employment, and in such event the Company’s sole obligations shall be:

i.	to pay to you any portion of the Annual Salary, and any wages (as defined by the ESA), if any, which may have accrued but which have not yet been paid as of the date of termination;

2

ii.	to provide you with any rights or entitlements relating to the Commencement Options as of the Termination Date, as determined in accordance with Paragraph 6 above;

iii.	to continue to make its premium contributions on your behalf so as to provide for your participation in the Company’s group benefit plans in which you participated immediately prior to termination, where required to do so under the ESA and for only such minimum time as required under the ESA;

iv.	to provide you with only such minimum working notice of termination, or pay in lieu thereof, and, upon conclusion of the notice of termination or pay in lieu period, severance pay (if applicable), as is required by the ESA (the “ESA Payment”); and

v.	to provide you with an additional severance payment (the “Termination Payment”) following the ESA Payment. The sum of the Termination Payment shall be calculated so as to ensure that the combined amount of the ESA Payment and the Termination Payment is equivalent to two (2) years of pay, calculated on the Annual Salary. At the Company’s sole discretion, the Termination Payment can be remitted to you in the form of a lump sum, or in the form of a salary continuance.

d.	You understand and agree that the Company shall have no obligation to provide you with the Termination Payment unless you: (i) execute and deliver to the Company a release in the form attached hereto as Exhibit “A” within two weeks of receiving written notice of the termination of your employment with the Company; and (ii) your continued compliance with the terms of the Restrictive Covenant Agreement, as defined below. Should you elect not to execute and deliver such release, or should you fail to comply with the Restrictive Covenant Agreement, you shall have no entitlement to receive the Termination Payment set out above.

e.	In the event of your death, your employment with the Company will automatically terminate and in such event your estate shall only be entitled to any portion of the Annual Salary and accrued wages as defined by the ESA, if any, that may have been earned by you prior to the date of your death but which have not yet been paid.

f.	Upon the termination of your employment, for any reason, except as may otherwise be requested by the Company in writing, you will be deemed to have resigned from any and all directorships, committee memberships and any other positions that you hold with the Company and will execute all documents reasonably requested of you to confirm such resignations. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effecting such resignations.

11. Restricted Covenant Agreement; Non-Disparagement.

a. Restrictive Covenant Agreement. As a condition of your employment with the Company, you agree to execute, and comply with the terms and conditions of, the Restricted Covenant Agreement in the form attached hereto as Exhibit “B” (the “Restricted Covenant Agreement”). The parties hereto acknowledge and agree that this Agreement and the Restricted Covenant Agreement will be considered separate contracts, and the Restricted Covenant Agreement will survive the termination of this Agreement for any reason.

b. Non-Disparagement.

i. By signing below, you agree that during your employment, and at all times thereafter, you will not make any disparaging or defamatory comments, whether true or not, regarding Rumble, Inc., the Company and their respective direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated any termination of your employment from the Company. However, your obligations under this subsection (i) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits you from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or your attorney.

3

ii. The Company agrees to instruct its officers and directors not make any disparaging or defamatory comments regarding you in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated any termination of your employment from any member of the Company Group. However, the Company’s obligations under this subsection (i) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

12. Representations and Warranties. By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

13. Taxes. The Company may withhold from any payments made to you all deductions and withholdings, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

14. Entire Agreement. This Agreement, together with the Restricted Covenant Agreement, forms the complete and exclusive statement of your employment with the Company and the compensation payable to you. This Agreement supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company.

15. Governing Law. This Agreement shall be exclusively governed by and interpreted in accordance with the laws of the Province of Ontario. The parties expressly agree to attorn to the exclusive jurisdiction of the adjudicators, courts and tribunals in the Province of Ontario and that no action or claim may be commenced in any other jurisdiction in respect of this Agreement (including but not limited to issues relating to its interpretation, application, enforcement or termination), the relationship between the parties or the cessation thereof.

16. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign this Agreement.

17. Survival. The provisions of this Agreement will survive any termination of your employment to the extent necessary to give effect thereto.

18. Independent Legal Advice. You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that you have failed to obtain independent legal advice, you acknowledge that such failure will not be used by you as a defense to the enforcement of this Agreement.

19. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected by such invalidity.

20. Background Check; Authorization to Work. This offer is contingent on the acceptable results of employment, education and reference checks, a credit and background check, and all other Company practices and procedures applicable to the hiring process. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in Canada within three (3) business days of your joining the Company.

* * *

[The remainder of this page is intentionally left blank.]

4

We are very excited at the prospect of your joining the team and hope this offer meets with your approval. If you agree with the terms and conditions specified herein, please sign and date this Agreement in the space indicated below and return a copy to me. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

This offer, if not accepted, will expire on August 2, 2021, unless the Company extends the offer in writing prior to such date.

We have many exciting challenges ahead and we are confident you can make a significant contribution to our future growth.

Sincerely,

Rumble Inc.

By:	/S/ Brandon Alexandroff
Name:	Brandon Alexandroff
Title:	CEO

I have read and understand this Agreement and hereby acknowledge, accept and agree to the terms and conditions set forth above and further acknowledge that no other commitments were made to me as part of this employment offer except as specifically set forth herein:

Signature:	/S/ Tyler Hughes
Tyler Hughes

Dated: July 26, 2021

EXHIBIT “A”
RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions of settlement set out in the Employment Agreement dated July 26, 2021 (the “Settlement”) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I, Tyler Hughes, on behalf of myself, my heirs, successors, administrators and assigns (collectively referred to as the “Releasor”) release and forever discharge Rumble Inc., along with any parent, subsidiary, affiliated and associated person or entity, and together with all respective officers, directors, employees, servants and agents and their successors, administrators and assigns (collectively referred to as the “Releasee”), jointly and severally from any claim I may now have, or may hereinafter have, whether known or unknown at the time of signing this Release and Indemnity, in any way relating to my recruitment, engagement, hiring, or employment by, or the cessation of my engagement or employment with, the Releasee. For purposes of clarity, this includes, but is not limited to, any claim, demand, action, cause of action, contract, covenant, whether express or implied for, or related to group insurance benefits (including disability benefits, loss of benefits, or failure to provide benefits) bonus payment(s), vacation pay, notice of termination or pay in lieu, severance pay, indemnity, costs, interest, and/or loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise and specifically including, but not limited to, any claim under each of the Ontario Employment Standards Act, 2000, Human Rights Code, Labour Relations Act, Pay Equity Act and the Occupational Health and Safety Act, and any similar or successor legislation which may hereinafter be enacted.

AND FOR THE SAID CONSIDERATION, I hereby confirm I have considered whether I may have, and confirm I do not have an existing, planned or possible claim against the Releasee pursuant to the Ontario Human Rights Code, and I seek no right or remedy in respect of any such claim.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and warrant I have not filed with any court, tribunal, commission or agency, etc., including, but not limited to, the Employment Standards Branch of the Ministry of Labour, Ontario Labour Relations Board, Human Rights Tribunal of Ontario or Pay Equity Commission of Ontario, any claim, complaint or application, and if such a claim, complaint or application has been filed, this Release and Indemnity, entered into freely and without duress, constitutes a full and final bar and/or answer to such claim, complaint or application. For clarity, I agree that, as a condition of the Settlement, I will take all necessary steps to ensure the withdrawal or dismissal of such claim, complaint or application.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that in the event I should hereafter make any claim, complaint, application or demand or take any action or proceeding against the Releasee in connection with any matter covered by this Release and Indemnity, or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, complaint, demand, action or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree I shall not make any claim, demand, complaint, or commence any action or proceeding in connection with any matter covered by this Release and Indemnity against any other person who might claim contribution or indemnity from the Releasee by virtue of the said claim or proceeding. I agree that if any such claim, demand, action or proceeding is made by me or on my behalf, the Releasee may raise this document as an estoppel and complete bar to any such claim, demand, complaint or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree to save harmless and indemnify the Releasee from and against all claim, charge, tax, penalty or demand which may be made by the Canada Revenue Agency requiring the Releasee to pay income tax, a charge, a tax, or a penalty under any law including, but not limited to, the Income Tax Act (Canada), in respect of amount paid to me, in excess of income tax withheld, and in respect of any claim, charge, tax or penalty and demand which may be made on behalf of or related to the Employment Insurance Commission and Canada Pension Commission or any other government agency or commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Releasor.

A-1

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that during my engagement or employment I acquired business, operational, financial, technical and other information, which is confidential and proprietary in nature, belonging to the Releasee, its clients or customers and employees (the “Confidential Information”). I expressly acknowledge the release of any Confidential Information would constitute a significant detriment to the Releasee, and confirm I shall continue to hold all Confidential Information confidential following the cessation of my engagement or employment with the Releasee and I shall not use or disclose any Confidential Information in any manner without the express, prior, written permission of the Releasee.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree, despite the cessation of my engagement or employment, I will not disclose the terms of the Settlement or this Release and Indemnity to anyone, save for immediate family members (on their agreement to abide by this confidentiality provision), legal or financial advisor(s) or as required by law.

I AGREE AND ACKNOWLEDGE the consideration provided by the Releasee herein is not deemed to be an admission of liability on the part of the Releasee.

I AGREE AND ACKNOWLEDGE in the event any provision, or part thereof, of this Release and Indemnity is deemed void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

I ACKNOWLEDGE AND CONFIRM I have been afforded sufficient opportunity to obtain independent legal advice with respect to the details of the Settlement and this Release and Indemnity. I further confirm I have read this Release and Indemnity, understand it, and am executing it voluntarily and without duress having been afforded the opportunity to obtain legal advice and having either received such advice or chosen not to do so.

IN WITNESS WHEREOF, the Releasor has duly executed this Release and Indemnity this ___ day of _________, 20__, in the presence of the witness whose signature is subscribed below.

Witness	TYLER HUGHES

A-2

EXHIBIT “B”
RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Rumble Inc., an Ontario corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the period of my employment with the Company (the “Employment Period”), I will have access to information about Rumble, Inc., the Company and their respective direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without prior written authorization of the Company, any Confidential Information that I obtain or create except as required by law or legal process. I further agree not to make copies of such Confidential Information except as authorized by or for the benefit of the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).

(b) Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

Section 2. Inventions.

(a) No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group and which are not assigned to the Company hereunder.

(b) Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(e) Non-assignable Invention Exemptions. Solely to the extent that I (i) was or am an employee of the Company and (ii) was or am based in any jurisdiction that has enacted laws concerning employee non-assignability of inventions or otherwise entitled to the benefits of such statutes concerning employee non-assignability of inventions, during the Employment Period, then, to the extent the assignment of Company IP Rights to the Company in this Section 2 can be construed to cover inventions excluded under the appropriate statutes, this Section 2 shall not apply to such inventions.

Section 3. Returning Company Group Documents.

I agree that, at any time upon request during the Employment Period, and at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company information and then permanently delete and expunge such Company information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Publicity.

I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information (my “Likeness”) in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during the Employment Period (and for a reasonable period (not to exceed ninety (90) days following the Employment Period) as may be necessary for the Company or its applicable direct or indirect subsidiary to produce reasonably acceptable replacement materials that do not contain my Likeness (such reasonable period being the “Transition Period”)) for all legitimate business purposes of the Company and its direct and indirect subsidiaries (the “Permitted Use”). I hereby forever release the Company and its direct and indirect subsidiaries and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during the Employment Period and the Transition Period in connection with any Permitted Use. For the avoidance of doubt, the Company and its direct and indirect subsidiaries shall not use my Likeness in or in connection with any printed, electronic or digital materials provided to unaffiliated third-parties following the end of the Transition Period without my written consent or as may be required by applicable law.

Section 6. Restrictions on Interfering.

(a) Non-Competition. During the Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within Canada, the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b) Non-Interference. During the Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) knowingly hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Non-Compete Period” shall mean the period commencing on the date hereof and ending on the six (6) month anniversary of the date of any termination of the Employment Period.

(vi) “Non-Interference Period” shall mean the period commencing on the date hereof and ending on the twenty-four (24) month anniversary of the date of any termination of the Employment Period.

Section 7. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 8. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Non-Compete Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10. Cooperation.

Subject to my other personal and professional obligations, I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11. General Provisions.

(a) Governing Law and Jurisdiction. This Agreement shall be exclusively governed by and interpreted in accordance with the laws of the Province of Ontario. The parties expressly agree to attorn to the exclusive jurisdiction of the adjudicators, courts and tribunals in the Province of Ontario and that no action or claim may be commenced in any other jurisdiction in respect of this Agreement (including but not limited to issues relating to its interpretation, application, enforcement or termination), the relationship between the parties or the cessation thereof.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

* * *

[Signature to appear on the following page.]

I, Tyler Hughes, have executed this Restrictive Covenant Agreement on the date set forth below:

Date:	July [x], 2021
(Signature)

Tyler Hughes
(Type/Print Name)